UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2005

Encore Medical Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26538	65-0572565
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9800 Metric Blvd., Austin, Texas		78758
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(512) 832-9500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02. Results of Operations and Financial Condition.

On February 28, 2005, Encore Medical Corporation (the "Company") issued a press release reporting its financial results for the year ended December 31, 2004. A copy of the Company’s press release is being furnished hereto as Exhibit 99 and is hereby incorporated by reference.

Item 8.01. Other Events.

On February 28, 2005, the Company announced its financial results for its fourth quarter and year ended December 31, 2004. The Company achieved revenue of $163.5 million in 2004, representing an increase of 51.3% over revenue of $108.1 million in 2003, driven by continued growth in both its Surgical Implant and Orthopedic Rehabilitation Divisions and the impact of the Empi, Inc. ("Empi") acquisition. Revenue in the fourth quarter of 2004 of $72.6 million represented a 160.5% increase over revenue of $27.9 million in the same period last year. Surgical Implant Division revenue of $11.5 million in the fourth quarter of 2004 increased 24.7% over revenue of $9.3 million in the same period last year, driven by continued growth in the Company’s knee, hip and shoulder product lines. Orthopedic Rehabilitation Division revenue of $61.1 million in the fourth quarter of 2004 increased significantly over revenue of $18.6 million in the fourth quarter of 2003, driven by the impact of revenues associated with the Empi acquisition and continued strength in its electrotherapy and dysphagia product lines.

The Company achieved gross margin for the full year and fourth quarter of 2004 of 53.8% and 56.5%, respectively, compared to 49.8% and 50.7%, respectively, in the comparable prior year periods. Gross margin for both the year and the fourth quarter of 2004 was negatively impacted by the additional inventory obsolescence provision in the Surgical Implant Division of approximately $1.7 million which was principally related to the write off of its remaining trauma product line inventory. The provision established for the trauma product line inventory was based on the Company’s strategic decision to focus its Surgical Implant Division business on its growing knee, hip and shoulder product lines, along with its spinal product line, which was recently strengthened by its acquisition of the Advanced Spine Products of Osteoimplant Technologies Inc. ("OTI"). The Surgical Implant Division's gross margin of 68.8% in 2004 and 60.8% in the fourth quarter of 2004 included the impact of the approximately $1.7 million of expense described above and compared to gross margin of 70.0% in 2003 and 69.9% in the fourth quarter of 2003. The Orthopedic Rehabilitation Division's gross margin increased to 48.3% in 2004 from 39.9% in 2003, driven by continued growth in its higher margin electrotherapy and dysphagia product lines and the impact of revenue from sales of Empi product lines beginning in the fourth quarter. Due to these factors, in the fourth quarter of 2004 the Orthopedic Rehabilitation Division achieved gross margin of 55.7% compared to 41.2% in the fourth quarter of 2003.

In 2004, the Company achieved income from operations of $15.7 million, representing a significant improvement over income from operations of $9.2 million in 2003, primarily due to continued growth in both its Surgical Implant Division and its Orthopedic Rehabilitation Division, which also benefited from the impact of the Empi acquisition. Due to these factors, income from operations in the fourth quarter of 2004 increased to $8.4 million compared to income from operations of $2.7 million in the fourth quarter of 2003. Both full year and fourth quarter 2004 income from operations were negatively impacted by approximately $1.7 million of additional Surgical Implant Division inventory obsolescence expense relating principally to the write off of its trauma product line inventory.

The Company recorded interest expense of $7.1 million in 2004 compared to interest expense of $5.3 million in 2003. In the fourth quarter of 2004, the Company recorded interest expense of $6.6 million compared to interest expense of $170,000 in the fourth quarter of 2003. Factors impacting the full year and fourth quarter interest expense comparison included over $0.5 million of fourth quarter 2004 amortization of deferred financing fees associated with the Empi acquisition, borrowings of $313.9 million on October 4, 2004 related to the financing of the Empi acquisition and the repayment of substantially all of the Company’s then outstanding long-term indebtedness in the third quarter of 2003 using net proceeds from a public offering of Company common stock.

The Company’s net income of $5.5 million, or $0.12 of diluted earnings per share, in 2004 compared to a net loss of $0.12 per share in 2003. Items impacting the Company’s 2004 net income include expenses recognized in the third quarter of $380,000 relating to a proposed acquisition which was terminated and $750,000 related to the settlement of patent litigation and payment of related past royalties, along with the $1.7 million inventory obsolescence expense discussed above. Items impacting 2003 net income included $7.7 million of prepayment penalties and unamortized warrant and debt issue costs resulting from the early extinguishment of debt in the third quarter of 2003 utilizing the proceeds of a public offering of Company common stock, and the offsetting $2.1 million income tax benefit. The Company’s fourth quarter 2004 net income was $1.0 million, or $0.02 per share compared to net income of $2.0 million, or $0.05 per share in the fourth quarter of 2003. Items impacting net income in the fourth quarter of 2004 included the expense items mentioned previously.

The Company’s Surgical Implant Division introduced to the market a new large-head, metal-on-metal hip system in the fourth quarter, representing the fifth new product introduced by this Division in 2004. The Company continues to build a healthy pipeline of innovative, technologically advanced products in both its Surgical Implant and Orthopedic Rehabilitation Divisions. The Company expects its acquisition of OTI will expand the Company’s product line breadth and depth in both the spinal and total joint replacement markets while adding several promising technologies to the Company’s research and development opportunities. With the OTI acquisition, the Company expects to further leverage its existing customer base and expand its penetration of the spine market with a more comprehensive orthopedic product offering.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.
99 Press Release dated February 28, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encore Medical Corporation

February 28, 2005	By:	Harry L. Zimmerman

Name: Harry L. Zimmerman
Title: Executive Vice President -- General Counsel

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Exhibit Index

Exhibit No.	Description

99	Press Release dated February 28, 2005.